REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trustees of Nations Fund Trust

In planning and performing our audits of the financial statements of Nations Aggressive Growth Fund, Nations Capital Growth Fund, Nations Government Money Market Fund, Nations Large Cap Index Fund, Nations Managed Index Fund, Nations MidCap Growth Fund, Nations Small Cap Index Fund, Nations Strategic Growth Fund, Nations Tax Exempt Fund, Nations Value Fund, Nations Intermediate Municipal Bond Fund, Nations Municipal Income Fund, Nations Short-Term Municipal Income Fund, Nations Florida Intermediate Municipal Bond Fund, Nations Florida Municipal Bond Fund, Nations Georgia Intermediate Municipal Bond Fund, Nations Georgia Municipal Income Fund, Nations Maryland Intermediate Municipal Bond Fund, Nations Maryland Municipal Bond Fund, Nations North Carolina Intermediate Municipal Bond Fund, Nations North Carolina Municipal Bond Fund, Nations South Carolina Intermediate Municipal Bond Fund, Nations South Carolina Municipal Fund, Nations Tennessee Intermediate Muncipal Bond Fund, Nations Tennessee Municipal Bond Fund, Nations Texas Intermediate Bond Fund, Nations Texas Municipal Bond Fund, Nations Virginia Intermediate Municipal Bond Fund and Nations Virginia Municipal Bond Fund (each a portfolio of Nations Fund Trust, hereafter referred to as the "Trust") for the year ended March 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2002.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
May 17, 2002